Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 27, 2023, with respect to the consolidated financial statements of Auna S.A.A. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Emmerich, Córdova y Asociados S. Civil de R.L.

Lima, Peru

January 25, 2024